Exhibit 10.6

EXECUTION COPY

HAWKEYE INTERMEDIATE, LLC

A Delaware Limited Liability Company

SECOND AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT

Dated as of June 30, 2006

THE COMPANY UNITS REPRESENTED BY THIS SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY OTHER APPLICABLE SECURITIES LAWS. SUCH UNITS MAY NOT BE SOLD, ASSIGNED, PLEDGED OR OTHERWISE DISPOSED OF AT ANY TIME WITHOUT EFFECTIVE REGISTRATION UNDER SUCH ACT AND LAWS OR EXEMPTION THEREFROM, AND COMPLIANCE WITH THE OTHER SUBSTANTIAL RESTRICTIONS ON TRANSFERABILITY SET FORTH HEREIN.

THE COMPANY UNITS REPRESENTED BY THIS LIMITED LIABILITY COMPANY AGREEMENT ARE ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER SPECIFIED IN THE SECURITYHOLDERS AGREEMENT, DATED AS OF THE DATE HEREOF, AS AMENDED OR MODIFIED FROM TIME TO TIME, AMONG THE COMPANY AND CERTAIN INVESTORS, AND THE COMPANY RESERVES THE RIGHT TO REFUSE THE TRANSFER OF SUCH UNITS UNTIL SUCH TRANSFER IS IN COMPLIANCE WITH SUCH SECURITYHOLDERS AGREEMENT.  A COPY OF THE SECURITYHOLDERS AGREEMENT SHALL BE FURNISHED BY THE COMPANY TO THE HOLDER OF SUCH UNITS UPON WRITTEN REQUEST AND WITHOUT CHARGE.

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SCHEDULE A	–	PREFERRED UNITHOLDERS AND CLASS A UNITHOLDERS
SCHEDULE B	–	CLASS B UNITHOLDERS
SCHEDULE C	–	TRANSFEREE TAX REPRESENTATIONS
SCHEDULE D	–	NOTICE ADDRESSES OF CURRENT MANAGERS
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EXHIBIT I	–	INITIAL CAPITAL ACCOUNTS

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SECOND AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
HAWKEYE INTERMEDIATE, LLC
A Delaware Limited Liability Company

THIS SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT of Hawkeye Intermediate, LLC, dated and effective as of June 30, 2006 (this “Agreement”), is adopted, executed and agreed to, for good and valuable consideration, by and among THL Hawkeye Acquisition Partners, THL Hawkeye Acquisition Partners II, and THL Hawkeye Acquisition Partners III (each, a “THL Holder” and, collectively, the “THL Holders”), Hawkeye Holdings, L.L.C. (“HH”), the Persons listed on Schedule A and Schedule B attached hereto (which Schedules also set forth the Units (as defined below) held by each such Person) as of the date hereof upon their execution of this Agreement, and each other Person who at any time becomes a Member in accordance with the terms of this Agreement and the Act.  Any reference in this Agreement to the THL Holders, HH or any other Member shall include such Member’s Successors in Interest to the extent such Successors in Interest have become Substitute Members in accordance with the provisions of this Agreement.

WHEREAS, on June 16, 2006, the Company was formed as a limited liability company under the Delaware Limited Liability Company Act, Title 6, §§ 18-101, et seq, as it may be amended from time to time (the “Act”), by the execution of the Limited Liability Company Agreement of Hawkeye Intermediate, LLC by HH (the “Original Agreement”) and the filing of a Certificate of Formation with respect thereto with the Secretary of State of the State of Delaware on June 16, 2006;

WHEREAS, on June 30, 2006, by execution of the Amended and Restated Limited Liability Company Agreement of Hawkeye Intermediate, LLC (the “Initial Amended Agreement”), the Members amended and restated the Original Agreement for the purpose of setting forth the agreements governing the relations among the Members and to admit additional members; and

WHEREAS, the Members desire to amend and restate the Initial Amended Agreement as set forth herein.

NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties hereto, each intending to be legally bound, agree as follows:

ARTICLE I.
DEFINITIONS

SECTION 1.1                 Definitions.

Unless the context otherwise requires, the following terms shall have the following meanings for purposes of this Agreement:

“Act” has the meaning set forth in the recitals above.

“Additional Member” means any Person that has been admitted to the Company as a Member pursuant to Section 6.4 by virtue of having received its Membership Interest from the Company and not from any other Member or Assignee.

“Adjusted Capital Account Deficit” means, with respect to any Unitholder, the deficit balance, if any, in such Unitholder’s Capital Account as of the end of the relevant fiscal year, after giving effect to the following adjustments:

(i)            credit to such Capital Account any amounts that such Unitholder is obligated to restore pursuant to this Agreement or is deemed to be obligated to restore pursuant to Regulations Section 1.704-1(b)(2)(ii)(c) or the penultimate sentence of each of Regulations Sections 1.704-2(i)(5) and 1.704-2(g)(1); and

(ii)           debit to such Capital Account the items described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6).

The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted and applied by the Board of Managers consistently therewith.

“Affiliate” when used with reference to another Person means any Person (other than the Company), directly or indirectly, through one or more intermediaries, controlling, controlled by, or under common control with, such other Person.  In addition, Affiliates of a Member shall include all partners, officers, employees and former partners, officers or employees of, all consultants or advisors to, and all other Persons who directly or indirectly receive compensation from, such Member.

“Agreement” has the meaning set forth in the preamble above.

“Assignee” means any transferee to which a Member or another Assignee has transferred its Economic Interest in the Company in accordance with the terms of this Agreement, but who is not a Member.

“Bankruptcy” means, with respect to any Person, the occurrence of any of the following events:  (i) the filing of an application by such Person for, or a consent to, the appointment of a trustee or custodian of his assets; (ii) the filing by such Person of a voluntary petition in Bankruptcy or the seeking of relief under Title 11 of the United States Code, as now constituted or hereafter amended, or the filing of a pleading in any court of record admitting in writing his inability to pay his debts as they become due; (iii) the failure of such Person to pay his debts as such debts become due; (iv) the making by such Person of a general assignment for the benefit of creditors; (v) the filing by such Person of an answer admitting the material allegations of, or his consenting to, or defaulting in answering, a Bankruptcy petition filed against him in any Bankruptcy proceeding or petition seeking relief under Title 11 of the United States Code, as now constituted or as hereafter amended; or (vi) the entry of an order, judgment or decree by any court of competent jurisdiction adjudicating such Person a bankrupt or insolvent or for relief in respect of such Person or appointing a trustee or custodian of his assets and the continuance of such order, judgment or decree unstayed and in effect for a period of 60 consecutive days.

“Board of Managers” has the meaning set forth in Section 4.1.

“Capital Account” means, with respect to any Unitholder, the account maintained for such Unitholder in accordance with the following provisions:

(a)           To each Unitholder’s Capital Account there shall be added such Unitholder’s Capital Contributions, such Unitholder’s allocable share of Net Income and any items in the nature of income or gain which are specially allocated to such Unitholder pursuant to Section 5.3(c) hereof, and the amount of any Company liabilities assumed by such Unitholder or which are secured by any property distributed to such Unitholder.

(b)           From each Unitholder’s Capital Account there shall be subtracted the amount of cash and the Gross Asset Value of any property distributed to such Unitholder pursuant to any provision of this Agreement, such Unitholder’s allocable share of Net Losses and any items in the nature of expenses or losses which are specially allocated to such Unitholder pursuant to Section 5.3(c) hereof, and the amount of any liabilities of such Unitholder assumed by the Company or which are secured by any property contributed by such Unitholder to the Company.

(c)           In the event any interest in the Company is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred interest.

(d)           In determining the amount of any liability for purposes of subparagraphs (a) and (b) hereof and Section 5.3(b) hereof, there shall be taken into account Code Section 752(c) and any other applicable provisions of the Code and Regulations.

(e)           The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Code Section 704(b) and the Regulations promulgated thereunder, and shall be interpreted and applied by the Board of Managers in a manner consistent with such Regulations, including, to the extent applicable and without limitation, conventions, rules, and regulations dealing with Options.

“Capital Contribution” means, with respect to any Unitholder, the amount of cash and the initial Gross Asset Value of any property (other than money) contributed from time to time to the Company by such Unitholder.  For the avoidance of doubt, the term “Capital Contribution” shall be deemed to include, with respect to any Member, that payment to the Company of the exercise price of an Option.

“Certificate” has the meaning set forth in Section 2.1.

“Class A Unitholders” means the holders of Class A Common Units.

“Class B Unitholders” means the holders of Class B Common Units.

“Class A Common Units” means the Class A Common Units of the Company.

“Class B Common Units” means the Class B Common Units of the Company.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor statute.  Any reference herein to a particular provision of the Code shall mean, where appropriate, the corresponding provision in any successor statute.

“Common Units” means the Class A Common Units and the Class B Common Units of the Company.

“Company” means Hawkeye Intermediate, LLC, a Delaware limited liability company.

“Company Minimum Gain” has the meaning ascribed to the term “partnership minimum gain” set forth in Regulations Sections 1.704-2(b)(2) and 1.704-2(d).

“Depreciation” means, for each fiscal year or other period, an amount equal to the depreciation, amortization or other cost recovery deduction allowable with respect to an asset for such year or other period, except that (i) if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such year or other period, and which difference is being eliminated by use of the “remedial method” defined by Regulations Section 1.704-3(d), Depreciation for such fiscal year or other period shall be the amount of book basis recovered for such fiscal year or other period under the rules prescribed by Regulations Section 1.704-3(d)(2), and (ii) with respect to any other asset whose Gross Asset Value differs from its adjusted basis for federal income tax purposes at the beginning of such fiscal year or other period, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization or other cost recovery deduction for such year or other period bears to such beginning adjusted tax basis; provided, however, that if the federal income tax depreciation, amortization or other cost recovery deduction for such year is zero, Depreciation shall be calculated with reference to such beginning Gross Asset Value using any reasonable method selected by the Board of Managers.

“Distributable Assets” means, with respect to any fiscal period, all cash receipts (including from any operating, investing, and financing activities) and (if distribution thereof is determined to be necessary by a majority of the Board of Managers) other assets of the Company from any and all sources, reduced by operating cash expenses, contributions of capital to the Company or any subsidiaries of the Company and payments (if any) required to be made in connection with any loan to the Company and any reserve for contingencies or escrow required, in the good faith judgment of the Board of Managers, in connection therewith.

“Economic Interest” means a Member’s or Assignee’s share of the Company’s net profits, net losses and distributions pursuant to this Agreement and the Act, but shall not include any right to participate in the management or affairs of the Company, including the right to vote in the election of Managers, vote on, consent to or otherwise participate in any decision of the Members or Managers, or any right to receive information concerning the business and affairs of the Company, in each case except as expressly otherwise provided in this Agreement or required by the Act.

“Gross Asset Value” means, with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:

(a)           The initial Gross Asset Value of any asset contributed by a Unitholder to the Company shall be the gross fair market value of such asset on the date of the contribution, as reasonably determined by the Board of Managers.

(b)           The Gross Asset Values of all Company assets shall be adjusted to equal their respective gross fair market values, as reasonably determined by the Board of Managers, as of the following times:

(i)            the acquisition of an additional interest in the Company after the date hereof by a new or existing Unitholder in exchange for more than a de minimis Capital Contribution, if the Board of Managers reasonably determines that such adjustment is necessary or appropriate to reflect the relative Economic Interests of the Unitholders in the Company;

(ii)           the distribution by the Company to a Unitholder of more than a de minimis amount of Company property as consideration for an interest in the Company, if the Board of Managers reasonably determines that such adjustment is necessary or appropriate to reflect the relative Economic Interests of the Unitholders in the Company;

(iii)          the liquidation of the Company within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g);

(iv)          the grant of an interest in the Company (other than a de minimis interest) as consideration for the provision of services to or for the benefit of the Company by an existing Member acting in a Member capacity or by a new Member acting in a Member capacity or in anticipation of being a Member; and

(v)           such other times as the Board of Managers shall reasonably determine necessary or advisable in order to comply with Regulations Sections 1.704-1(b) and 1.704-2.

(c)           The Gross Asset Value of any Company asset distributed to a Unitholder shall be the gross fair market value of such asset on the date of distribution, as reasonably determined by the Board of Managers taking into account the following proviso; provided that, in the case of such assets which are securities, the fair market value thereof shall be reduced (i) if and to the extent that a block sale of all of such securities is reasonably likely, in the good faith judgment of a registered broker-dealer affiliated with a reputable, nationally recognized brokerage house, to depress the trading price of such securities, (ii) if and to the extent appropriate, in the good faith judgment of the Board of Managers, due to illiquidity of such securities and (iii) for any sales or other commissions reasonably likely to be incurred or applied in a sale of such securities.

(d)           The Gross Asset Values of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations Section 1.704-1(b)(2)(iv)(m); provided, however, that Gross Asset Values shall not be adjusted pursuant to this subparagraph (d) to the extent that the Board of Managers reasonably determines that an adjustment pursuant to subparagraph (b) of this definition of Gross Asset Value is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this subparagraph (d).

(e)           The Gross Asset Value of a Company asset shall be adjusted by the Depreciation, if any, taken into account by the Company with respect to computing Net Income or Net Loss.

“HH” has the meaning set forth in the preamble above.

“Hurdle Amount” means, with respect to any Class B Common Units, the applicable aggregate amount of distributions (as specified in the applicable Restricted Unit Agreement) in respect of Units that must be made to Unitholders under Section 5.4 hereof before the Class B Common Units will participate in distributions under Section 5.4(c)(iii).

“Initial Amended Agreement” has the meaning set forth in the recitals above.

 “Manager” means any individual who from time to time is serving as a Manager on the Board of Managers in accordance with the terms of this Agreement and the Securityholders Agreement.

“Member” means each THL Holder, HH and the Persons listed on Schedule A and Schedule B attached hereto and each other Person who is hereafter admitted as a Member in accordance with the terms of this Agreement and the Act. The Members shall constitute the “members” (as that term is defined in the Act) of the Company.  Except as otherwise set forth herein or in the Act, the Members shall constitute a single class or group of members of the Company for all purposes of the Act and this Agreement.

“Member Minimum Gain” means minimum gain attributable to Member Nonrecourse Debt determined in accordance with Regulations Section 1.704- 2(i).

“Member Nonrecourse Debt” has the meaning ascribed to the term “partner nonrecourse debt” set forth in Regulations Section 1.704-2(b)(4).

“Member Nonrecourse Deduction” has the meaning ascribed to the term “partner nonrecourse deduction” set forth in Regulations Section 1.704- 2(i)(2).

“Membership Interest” means, with respect to each Member, such Member’s Economic Interest and rights as a Member.

“Net Income” or “Net Loss” means for each fiscal year of the Company, an amount equal to the Company’s taxable income or loss for such fiscal year, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

(a)           Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Net Income or Net Loss pursuant to this definition of Net Income or Net Loss shall be added to such taxable income or loss;

(b)           Any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Net Income or Net Loss pursuant to this definition of Net Income or Net Loss, shall be subtracted from such taxable income or loss;

(c)           In the event the Gross Asset Value of any Company asset is adjusted pursuant to subparagraph (b) or (c) of the definition of Gross Asset Value, the amount of such adjustment shall be taken into account as gain (if the adjustment increases the Gross Asset Value of the asset) or loss (if the adjustment decreases the Gross Asset Value of the asset) from the disposition of such asset for purposes of computing Net Income or Net Loss;

(d)           Gain or loss resulting from any disposition of property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value;

(e)           In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, Depreciation shall be taken into account for such fiscal year;

(f)            To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) or 743(b) is required pursuant to Regulations Section 1.704-1(b)(2)(iv)(m) to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Unitholder’s interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for purposes of computing Net Income or Net Loss; and

(g)           Notwithstanding any other provision of this definition of Net Income or Net Loss, any items which are specially allocated pursuant to Section 5.3(c) hereof shall not be taken into account in computing Net Income or Net Loss.  The amounts of the items of Company income, gain, loss, or deduction available to be specially allocated pursuant to Section 5.3(c) hereof shall be determined by applying rules analogous to those set forth in this definition of Net Income or Net Loss.

“Nonrecourse Deductions” has the meaning set forth in Regulations Section 1.704-2(b) and 1.704-2(c).

“Officer” means each Person designated as an officer of the Company pursuant to and in accordance with the provisions of Section 4.4, subject to the terms of any resolution of the Board of Managers appointing such Person as an officer or relating to such appointment.

“Option” shall have the meaning given to it in the Company’s Unit Option Plan.

“Original Agreement” has the meaning set forth in the recitals above.

“Preferred Return” with respect to each Preferred Unitholder means, as of any date of determination, an amount, accrued on a daily basis commencing on the date hereof and (beginning with the first such date occurring after the date hereof) compounded annually on June 30 of each year, equal to 8% per annum on such Preferred Unitholder’s Unreturned Capital from time to time.  For purposes of computing the Preferred Return, any Capital Contribution reflected in a Preferred Unitholder’s Unreturned Capital shall be treated as having been made on the last day of the calendar month in which such Capital Contribution is received by the Company, and distributions reflected in a Preferred Unitholder’s Unreturned Capital shall be deemed to have been made on the last day of the month in which they are made.

“Preferred Unitholders” means the holders of Preferred Units.

“Preferred Units” means the Class A Redeemable Preferred Units of the Company.

“Proceeding” has the meaning set forth in Section 4.7.

“Public Offering” shall mean a “Public Offering” (as defined in the Securityholders Agreement).

“Regulations” means the Income Tax Regulations, including temporary Regulations, promulgated under the Code, as such Regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“Regulatory Allocations” has the meaning set forth in Section 5.3(c)(i)(E).

“Restricted Unit Agreements” means the Restricted Unit Agreements entered into by the Class B Unitholders with respect to the issuance of Class B Units to such Class B Unitholder.

“Sale of the Company” shall mean a “Sale of the Company” (as defined in the Securityholders Agreement) or a dissolution of the Company in accordance with this Agreement (other than transactions effected for the purpose of changing, directly or indirectly, the form of organization or the organizational structure of the Company and/or any of its subsidiaries).

“Securities” means any debt or equity securities of any issuer, including common and preferred stock and interests in limited liability companies (including warrants, rights, put and call options and other options relating thereto or any combination thereof), notes, bonds, debentures, trust receipts and other obligations, instruments or evidences of indebtedness, other property or interests commonly regarded as securities, interests in real property, whether improved or unimproved, interests in oil and gas properties and mineral properties, short-term investments commonly regarded as money market investments, bank deposits and interests in personal property of all kinds, whether tangible or intangible.

“Securityholders Agreement” means the Securityholders Agreement dated as of the date hereof among the Company and each Member, as it may be amended or supplemented from time to time.

“Senior Debt Agreements” mean (i) that certain First Lien Credit Agreement dated as of June 30, 2006 (the “First Lien Credit Agreement”), among the Company, THL-Hawkeye Acquisition LLC, a Delaware limited liability company (“Merger Sub”), to be merged with and into Hawkeye Renewables, LLC, a Delaware limited liability company (the “Operating Company”), the lenders party thereto (the “First Lien Lenders”), and Credit Suisse, as administrative agent and as collateral agent for the First Lien Lenders, (ii) all other Loan Documents (as defined in the First Lien Credit Agreement) delivered in connection with the First Lien Credit Agreement, (iii) that certain Second Lien Credit Agreement dated as of June 30, 2006 (the “Second Lien Credit Agreement”), among the Company, Merger Sub, to be merged with and into the Operating Company, the lenders party thereto (the “Second Lien Lenders”), and Credit Suisse, as administrative agent and as collateral agent for the Second Lien Lenders and (iv) all other Loan Documents (as defined in the Second Lien Credit Agreement) delivered in connection with the Second Lien Credit Agreement.

“Substitute Member” means any Person that has been admitted to the Company as a Member pursuant to Section 6.4 by virtue of such Person receiving all or a portion of a Membership Interest from a Member or its Assignee and not from the Company.

“Successor in Interest” means any (i) trustee, custodian, receiver or other Person acting in any Bankruptcy or reorganization proceeding with respect to; (ii) assignee for the benefit of the creditors of; (iii) trustee or receiver, or current or former officer, director or partner, or other fiduciary acting for or with respect to the dissolution, liquidation or termination of; or (iv) other executor, administrator, committee, legal representative or other successor or assign of, any Unitholder, whether by operation of law or otherwise.

“Tax Amount” has the meaning set forth in Section 5.4(c)(ii).

“Tax Distribution Differential” has the meaning set forth in Section 5.4(c)(ii).

“Tax Matters Member” has the meaning set forth in Section 7.4(b).

“THL Holder” or “THL Holders” has the meaning set forth in the preamble.

“Unitholder” means a Member or Assignee who holds an Economic Interest in Preferred Units, Class A Common Units or Class B Common Units.

“Unit Option Plan” shall have the meaning specified in Section 3.1.

“Units” has the meaning set forth in Section 3.1.

“Unpaid Preferred Return” with respect to each Preferred Unitholder means the excess, if any, of (i) such Preferred Unitholder’s Preferred Return as of the date of any such determination over (ii) the aggregate amount of all distributions made to such Preferred Unitholder pursuant to or in accordance with Section 5.4(a)(ii).

“Unreturned Capital” with respect to each Preferred Unitholder means, as of any date of determination, the excess, if any, of (i) the sum of such Preferred Unitholder’s (x) initial capital account with respect to the Preferred Units as set forth on Exhibit I hereto plus (y) the aggregate Capital Contributions, if any, made by such Preferred Unitholder with respect to the Preferred Units after the date hereof over (ii) the aggregate amount of all distributions made to such Preferred Unitholder with respect to the Preferred Units pursuant to or in accordance with Section 5.4(a)(i) after the date hereof, provided, however, that such distributions shall not include a distribution pursuant to Section 5.4(c)(i) which creates or increases a Preferred Unitholder’s Tax Distribution Differential.

SECTION 1.2                 Terms Generally.  The definitions in Section 1.1 shall apply equally to both the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The term “person” or “Person” includes individuals, partnerships (whether general or limited), joint ventures, corporations, limited liability companies, trusts, estates, custodians, nominees, governments (or agencies or political subdivisions thereof) and other associations, entities or groups (as defined in the Securities Exchange Act of 1934, as amended).  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  All terms herein that relate to accounting matters shall be interpreted in accordance with generally accepted accounting principles from time to time in effect.  All references to “Sections” and “Articles” shall refer to Sections and Articles of this Agreement unless otherwise specified.  The words “hereof” and “herein” and similar terms shall relate to this Agreement.

ARTICLE II.
GENERAL PROVISIONS

SECTION 2.1                 Formation.  The Company has been organized as a Delaware limited liability company by the execution and filing of a Certificate of Formation on June 16, 2006 with the Secretary of State of the State of Delaware (as amended, the “Certificate”), under and pursuant to the Act.  The rights, powers, duties, obligations and liabilities of the Members shall be determined pursuant to the Act and this Agreement. To the extent that the rights, powers, duties, obligations and liabilities of any Member are different by reason of any provision of this Agreement than they would be in the absence of such provision, this Agreement shall, to the extent permitted by the Act, control.  In the event of any conflict between the terms of this Agreement and the terms of the Securityholders Agreement, the Securityholders Agreement shall control.

SECTION 2.2                 Name.  The name of the Company is “Hawkeye Intermediate, LLC,” and all Company business shall be conducted in that name or in such other names that comply with applicable law as the Board of Managers may select from time to time.

SECTION 2.3                 Term.  The term of the Company commenced on the date the Certificate was filed with the office of the Secretary of State of the State of Delaware and shall continue in existence perpetually until termination or dissolution in accordance with the provisions of Section 6.2.

SECTION 2.4                 Purpose; Powers.

(a)           General Powers.  The nature of the business or purposes to be conducted or promoted by the Company is to engage in any lawful act or activity for which limited liability companies may be organized under the Act. The Company may engage in any and all activities necessary, desirable or incidental to the accomplishment of the foregoing. Notwithstanding anything herein to the contrary, nothing set forth herein shall be construed as authorizing the Company to possess any purpose or power, or to do any act or thing, forbidden by law to a limited liability company organized under the laws of the State of Delaware.

(b)           Company Action.  Subject to the provisions of this Agreement and the Securityholders Agreement, and except as prohibited by applicable law, (i) the Company may, with the approval of the Board of Managers, enter into and perform any and all documents, agreements and instruments contemplated thereby, all without any further act, vote or approval of any Member and (ii) the Board of Managers may authorize any Person (including any Member or Officer) to enter into and perform any document on behalf of the Company.

SECTION 2.5                 Foreign Qualification.  Prior to the Company’s conducting business in any jurisdiction other than Delaware, the Board of Managers shall cause the Company to comply, to the extent procedures are available and those matters are reasonably within the control of the Officers, with all requirements necessary to qualify the Company as a foreign limited liability company in that jurisdiction.

SECTION 2.6                 Registered Office; Registered Agent; Principal Office; Other Offices.  The registered office of the Company required by the Act to be maintained in the State of Delaware shall be the office of the initial registered agent named in the Certificate or such other office (which need not be a place of business of the Company) as the Board of Managers may designate from time to time in the manner provided by law. The registered agent of the Company in the State of Delaware shall be the initial registered agent named in the Certificate or such other Person or Persons as the Board of Managers may designate from time to time in the manner provided by law. The principal office of the Company shall be at such place as the Board of Managers may designate from time to time, which need not be in the State of Delaware, and the Company shall maintain records at such place.  The Company may have such other offices as the Board of Managers may designate from time to time.

SECTION 2.7                 No State-Law Partnership.  The Unitholders intend that the Company shall not be a partnership (including a limited partnership) or joint venture, and that no Unitholder, Manager or Officer shall be a partner or joint venturer of any other Unitholder, Manager or Officer by virtue of this Agreement, for any purposes other than as set forth in the last sentence of this Section 2.7, and this Agreement shall not be construed to the contrary.  The Unitholders intend that the Company shall be treated as a partnership for federal and, if applicable, state or local income tax purposes, and each Unitholder and the Company shall file all tax returns and shall otherwise take all tax and financial reporting positions in a manner consistent with such treatment.  Notwithstanding anything to the contrary in this Agreement, no transfer of any Unit shall be permitted or recognized by the Company and the Company shall not issue any Units if and to the extent that such Transfer or issuance would cause the Company to be treated as a corporation for federal income tax purposes.

SECTION 2.8                 Amendment and Restatement.  This Agreement amends, restates and supersedes in its entirety the Original Agreement.

ARTICLE III.

UNITS

SECTION 3.1                 Authorized Units.  The total number of units (“Units”) of beneficial interest in the Company that the Company shall have authority to issue is 625,000,000 Units, classified as (i) 500,000,000 Preferred Units, (ii) 100,000,000 Class A Common Units, 1,516,667 of which have been reserved for issuance under the Hawkeye Intermediate, LLC Unit Option Plan (the “Unit Option Plan”) in accordance with its terms and (iii) 25,000,000 Class B Common Units.

SECTION 3.2                 Profits Interests.

(a)           The Company and each Class B Unitholder hereby acknowledges and agrees that each Unitholder’s Class B Common Units, and the rights and privileges associated with such Class B Common Units, collectively are intended to constitute a “profits interest” in the Company within the meaning of Revenue Procedure 93-27, 1993-2 C.B. 343, or any successor Internal Revenue Service or Treasury Department regulation or other pronouncement applicable at the date of issuance of Class B Common Units.  Each Class B Unitholder shall have the right to make a timely election under Code Section 83(b) with respect to such Class B Common Units upon their issuance.

(b)           By executing this Agreement, the Members and the Company agree to take such actions as may be required by any authority that may be issued in the future with respect to the taxation of “profits interests” transferred in connection with the performance of services to conform the tax consequences to any Member that receives such “profits interest” as closely as possible to the consequences under Revenue Procedure 93-27 and Revenue Procedure 2001-43.

(c)           Each Member authorizes the Tax Matters Member to amend this Section 3.2 to the extent necessary to achieve substantially the same tax treatment with respect to any profits interest in the Company transferred to a service provider by the Company in connection with services provided to the Company as is set forth in, as applicable, Revenue Procedure 93-27, Revenue Procedure 2001-43 or any future authority described in Section 3.2(b), provided that such amendment is not materially adverse to any Member.

SECTION 3.3                 Options.  From time to time and after the date hereof, the Board of Managers shall have the authority to cause the Company to issue, under the Unit Option Plan, such number of Options to employees or other service providers of the Company or its Subsidiaries as the Board of Managers shall deem appropriate, subject to Section 3.1.

SECTION 3.4                 General.  Except as otherwise provided herein or in the Restricted Unit Agreement or the Securityholders Agreement or as otherwise provided by applicable law, all Units shall have identical rights and privileges in every respect.

SECTION 3.5                 Voting.  Except as otherwise required by applicable law, neither the Preferred Unitholders nor the Class B Unitholders shall have any voting rights.

ARTICLE IV.
MANAGEMENT

SECTION 4.1                 Board of Managers.

(a)           Management by Board of Managers.  The business and affairs of the Company shall be managed and controlled by or under the direction of a Board of Managers (the “Board of Managers”), which may exercise all such powers of the Company and do all such lawful acts and things as are not by law or by this Agreement or the Securityholders Agreement directed or required to be exercised or done by the Members.  Unless authorized by the Board of Managers, no Member and no individual Manager, in his or her capacity as such, shall have the authority to act on behalf of or bind the Company.  The initial Board of Managers shall be comprised of the individuals set forth on Schedule D.

(b)           Duties.  The Managers, in the performance of their duties, shall owe to the Company and the Members duties of loyalty and due care of the type owed by the directors of a corporation to such corporation and its stockholders under the laws of the State of Delaware.

(c)           No Individual Authority.  No Manager has the authority or power to act for or on behalf of the Company, to do any act that would be binding on the Company or to make any expenditures or incur any obligations on behalf of the Company or authorize any of the foregoing, other than acts that are expressly authorized by the Board of Managers.

(d)           Number and Qualifications.  Except as otherwise provided in the Securityholders Agreement, the Board of Managers shall consist of up to nine (9) Managers and shall initially consist of seven (7) Managers.  The Managers shall be elected by the Class A Unitholders in accordance with the provisions of the Securityholders Agreement.  Managers need not be Members, nor officers of Members.

(e)           Vacancies.  Except as otherwise provided in the Securityholders Agreement, vacancies and newly created Manager positions resulting from any increase in the number of Managers may be filled by the Class A Unitholders holding a majority of the Class A Common Units, and each Manager so chosen shall hold office until his or her successor is elected and qualified or until his or her earlier death, resignation or removal.  If there are no Managers in office, then an election of Managers by Class A Unitholders may be held in accordance with the Securityholders Agreement.

(f)            Resignation.  A Manager may resign at any time by giving written notice to the Members and other Managers.

(g)           Removal.  Except as otherwise provided in the Securityholders Agreement, a Manager may be removed with or without cause at any time by the Class A Unitholders.

(h)           Place of Meetings; Waiver.  All meetings of the Board of Managers may be held either within or without the State of Delaware at such place or places as shall be determined from time to time by resolution of the Board.  Attendance of a Manager at a meeting shall constitute a waiver of notice of such meeting, except where a Manager attends a meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

(i)            Regular Meetings.  Regular meetings of the Board of Managers shall be held at such times and places as shall be designated from time to time by resolution of the Board of Managers.  Written notice of each regular meeting of the Board of Managers shall be given to each Manager at least five (5) business days before the date of the meeting.

(j)            Special Meetings.  Special meetings of the Board of Managers may be called on at least two (2) business days notice to each Manager and may be called by the chairman of the Board of Managers or any two Managers.  Such notice need not state the purpose or purposes of, nor the business to be transacted at, such meeting, except as may otherwise be required by law or provided for in this Agreement or the Securityholders Agreement.

(k)           Notice.  Notice of any regular or special meeting of the Board of Managers or other committee may be given personally, by mail, facsimile or courier and, if other than personally, shall be deemed given upon any of the following:  (i) personal delivery to the Manager, (ii) when telecopied to the Manager (with hard copy sent to the Manager by reputable overnight courier service that same day or the next business day (charges prepaid)), (iii) one business day after being sent to the Manager by reputable national overnight courier service (charges prepaid) or (iv) three (3) business days after being deposited in the mails (first class or airmail postage prepaid), in the case of (ii), (iii) and (iv), at the address or facsimile number, as applicable, of the Manager as listed on the books and records of the Company.  The names, address, facsimile and telephone number of the current members of the Board of Managers are as set forth on Schedule D.

(l)            Quorum.  A majority of the total number of Managers shall constitute a quorum for the transaction of business of the Board of Managers and the act of a majority of the Managers present at a meeting of the Board of Managers at which a quorum is present shall be the act of the Board of Managers. A Manager who is present at a meeting of the Board of Managers at which action on any matter is taken shall be presumed to have assented to the action unless his dissent shall be entered in the minutes of the meeting or unless he shall file his written dissent to such action with the Person acting as secretary of the meeting before the adjournment thereof or shall deliver such dissent to the Company immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Manager who voted in favor of such action.

(m)          Action without Meeting.  Unless otherwise restricted by this Agreement, or the Securityholders Agreement, any action required or permitted to be taken at any meeting of the Board of Managers or of any committee thereof may be taken without a meeting, if all members of the Board of Managers or the committee, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board of Managers or the committee, as the case may be.

(n)           Attendance by Telephone.  Members of the Board of Managers, or of any committee of the Board of Managers, may participate in any meeting of the Board of Managers, or any committee, by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at a meeting.

(o)           Compensation.  The Board of Managers shall have the authority to fix the compensation of Managers, which compensation may include reimbursement of the expenses, if any, of attendance at meetings of the Board of Managers or of a committee.

(p)           Committees.  The Board of Managers shall, by resolution adopted by a majority of the Managers then in office, designate nominating, compensation and audit committees and such other committees as the Board of Managers from time to time may determine, each such committee to consist of three (3) Managers (subject to the requirements in the Securityholders Agreement regarding representation from the various constituencies represented on the Board of Managers).  Except as expressly limited by applicable law and the Securityholders Agreement, any such committee shall have and may exercise such powers and authority as the Board of Managers may determine and specify in the resolution designating such committee or any amendment thereto.

(q)           Securityholders Agreement.  Each provision of this Section 4.1 is subject to the terms and provisions of the Securityholders Agreement, and to the extent any such provisions apply, they are then to be construed as being incorporated in this Agreement and made a part hereof.

SECTION 4.2                 Meetings of the Members.

(a)           Meetings.  All meetings of the Class A Unitholders for the election of Managers or for any other purpose shall be held at such time and place, within or without the State of Delaware as shall be designated by the Board of Managers.  In the absence of any such designation by the Board of Managers, each such meeting shall be held at the principal office of the Company.

(b)           Annual Meetings.  The Company shall not be required to hold annual meetings.  An annual meeting of the Class A Unitholders may be held for the purpose of electing Managers and transacting such other business as may properly be brought before the meeting.  The date of the annual meeting, if held, shall be determined by the Board of Managers.

(c)           Special Meetings.  Special meetings of the Class A Unitholders, for any purpose or purposes, unless otherwise prescribed by law, may be called by the chairman or the chief executive officer and shall be called by the Secretary at the direction of any two Managers, or at the request in writing of the Class A Unitholders holding a majority of the outstanding Class A Common Units.

(d)           Notice of Meetings.  Written notice of each meeting of the Class A Unitholders setting the place, date and time of the meeting shall be given, not less than ten (10) nor more than sixty (60) days before the date of the meeting, to each Class A Unitholder.  Preferred Unitholders and Class B Unitholders shall neither be entitled to attend a meeting of the

Class A Unitholders nor receive written notice of such meeting.  The noting of any special meeting of Class A Unitholders shall state the purpose or purposes for which the meeting is called.

(e)           Quorum.  The Class A Unitholders holding at least a majority of the outstanding Class A Common Units, present in person or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of the Members, except as otherwise required by the Securityholders Agreement with respect to actions requiring the approval of a greater percentage of Class A Common Units or by law.  If a quorum is not present or represented, the Class A Unitholders present in person or represented by proxy at the meeting shall have power, by the affirmative vote of the Class A Unitholders holding a majority of the Class A Common Units so present or represented, to adjourn the meeting to another time and/or place with notice to the other Class A Unitholders.  At such adjourned meeting, at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the original meeting.

(f)            Voting.  At all meetings of the Members, each Class A Unitholder shall be entitled to cast one vote, in person or by proxy, for each Class A Common Unit held by such Member on the record date for the meeting.  When a quorum is present or represented at any meeting, the vote of the Class A Unitholders holding a majority of the Class A Common Units present in person or represented by proxy shall decide any question brought before such meeting, unless the question is one upon which, by express provision of law, the Securityholders Agreement or this Agreement, a different vote is required, in which case such express provision shall govern and control the decision of such question.

(g)           Informal Action by Members.  Any action required to be taken at a meeting of the Members, or any other action which may be taken at a meeting of the Members, may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the Class A Unitholders having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all Class A Common Units entitled to vote thereon were present and voted.  Notice of any such action shall be delivered to all Class A Unitholders as promptly as practicable (but in no event later than five (5) business days following such action).

(h)           Approval or Ratification of Acts or Contracts.  Any act or contract that shall be approved or be ratified by the Board of Managers shall be as valid and as binding upon the Company and upon all the Members (in their capacity as Members) as if it shall have been approved or ratified by every Member of the Company.

(i)            Actions Requiring Member Approval.  Notwithstanding any other provision of this Agreement, certain actions provided by law require consent of the Members.

(j)            Securityholders Agreement.  Each provision of this Section 4.2 is subject to the terms and provisions of the Securityholders Agreement, and to the extent any such provisions apply, they are then to be construed as being incorporated in this Agreement and made a part hereof.

SECTION 4.3                 Chairman.  The Board of Managers shall designate a Manager to serve as chairman. The chairman shall preside at all meetings of the Board of Managers. If the chairman is absent at any meeting of the Board of Managers, a majority of the Managers present shall designate another Manager to serve as interim chairman for that meeting. The chairman shall have no authority or power to act for or on behalf of the Company, to do any act that would be binding on the Company or to make any expenditure or incur any obligations on behalf of the Company or authorize any of the foregoing.

SECTION 4.4                 Officers.

(a)           Designation and Appointment.  The Board of Managers may, from time to time, employ and retain Persons as may be necessary or appropriate for the conduct of the Company’s business (subject to the supervision and control of the Board of Managers), including employees, agents and other Persons (any of whom may be a Member or Manager) who may be designated as Officers of the Company, with titles including “chief executive officer,” “chairman,” “president,” “vice president,” “treasurer,” “secretary,” “general manager,” “director” and “chief financial officer,” as and to the extent authorized by the Board of Managers.  Any number of offices may be held by the same Person.  In its discretion, the Board of Managers may choose not to fill any office for any period as it may deem advisable. Officers need not be residents of the State of Delaware or Members.  Any Officers so designated shall have such authority and perform such duties as the Board of Managers may, from time to time, delegate to them.  The Board of Managers may assign titles to particular Officers.  Each Officer shall hold office until his successor shall be duly designated and shall qualify or until his death or until he shall resign or shall have been removed in the manner hereinafter provided.  Effective as of the execution of this Agreement, the Officers of the Company shall be as set forth below, each in the capacity or capacities specified opposite his name until his successor is chosen by the Board of Managers, or, if earlier, until his or her death, resignation or removal as an Officer:

Bruce Rastetter	Chief Executive Officer
J.D. Schlieman	President and Chief Financial Officer

(b)           Resignation/Removal.  Any Officer may resign as such at any time.  Such resignation shall be made in writing and shall take effect at the time specified therein, or if no time is specified, at the time of its receipt by the Board of Managers.  The acceptance of a resignation shall not be necessary to make it effective, unless expressly so provided in the resignation.  Any Officer may be removed as such, either with or without cause at any time by the Board of Managers, subject to the terms of any applicable employment agreement. Designation of an Officer shall not of itself create any contractual or employment rights.

(c)           Duties of Officers Generally.  The Officers, in the performance of their duties as such, shall owe to the Company duties of loyalty and due care of the type owed by the officers of a corporation to such corporation and its stockholders under the laws of the State of Delaware.

(d)           Chief Executive Officer.  The chief executive officer of the Company (i) shall be in general and active charge of the entire business and affairs of the Company, and shall be its chief policy making officer and (ii) shall have the power and authority to cause the Company to enter into and perform contracts and agreements in the ordinary course of business without action of the Board of Managers.

(e)           President.  If at any time a president is appointed, such president shall, subject to the powers of the Board of Managers and chief executive officer, have general and active management of the business of the Company; and shall see that all orders and resolutions of the Board of Managers are carried into effect. The president shall have such other powers and perform such other duties as may be prescribed by the chief executive officer or the Board of Managers.

(f)            Chief Financial Officer.  The chief financial officer shall keep and maintain, or cause to be kept and maintained, adequate and correct books and records of accounts of the properties and business transactions of the Company, including accounts of its assets, liabilities, receipts, disbursements, gains, losses and capital.  The chief financial officer shall have the custody of the funds and securities of the Company, and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Company, and shall deposit all moneys and other valuable effects in the name and to the credit of the Company in such depositories as may be designated by the Board of Managers.  The chief financial officer shall have such other powers and perform such other duties as may from time to time be prescribed by the chief executive officer or the Board of Managers.

(g)           Vice President(s).  The vice president(s) shall perform such duties and have such other powers as the chief executive officer or the Board of Managers may from time to time prescribe.

(h)           Secretary.

(i)            The secretary shall attend all meetings of the Board of Managers, and shall record all the proceedings of the meetings in a book to be kept for that purpose, and shall perform like duties for the standing committees of the Board of Managers when required.

(ii)           The secretary shall keep all documents described in Article VII and such other documents as may be required under the Act.  The secretary shall perform such other duties and have such other authority as may be prescribed elsewhere in this Agreement or from time to time by the chief executive officer or the Board of Managers.  The secretary shall have the general duties, powers and responsibilities of a secretary of a corporation.

(iii)          If the Board of Managers chooses to appoint an assistant secretary or assistant secretaries, the assistant secretaries, in the order of their seniority, in the absence, disability or inability to act of the secretary, shall perform the duties and exercise the powers of the secretary, and shall perform such other duties as the chief executive officer or the Board of Managers may from time to time prescribe.

SECTION 4.5                 Management Matters.  The Board of Managers may take all action which may be necessary or appropriate (i) for the continuation of the Company’s valid existence as a limited liability company under the laws of the State of Delaware (and of each other jurisdiction in which such existence is necessary to enable the Company to conduct the business in which it is engaged) and (ii) for the maintenance, preservation and operation of the business of the Company in accordance with the provisions of this Agreement and applicable laws and regulations.  The Board of Managers may file or cause to be filed for recordation in the office of the appropriate authorities of the State of Delaware, and in the proper office or offices in each other jurisdiction in which the Company is formed or qualified, such certificates (including certificates of limited liability companies and fictitious name certificates) and other documents as are required by the applicable statutes, rules or regulations of any such jurisdiction or as are required to reflect the identity of the Members and the amounts of their respective Capital Accounts.

SECTION 4.6                 Liability of Unitholders.

(a)           No Personal Liability.  Except as otherwise required by applicable law and as expressly set forth in this Agreement, no Unitholder shall have any personal liability whatsoever in such Person’s capacity as a Unitholder, whether to the Company, to any of the other Unitholders, to the creditors of the Company or to any other third party, for the debts, liabilities, commitments or any other obligations of the Company or for any losses of the Company.

(b)           Return of Distributions.  In accordance with the Act and the laws of the State of Delaware, a member of a limited liability company may, under certain circumstances, be required to return amounts previously distributed to such member.  It is the intent of the Members that no distribution to any Member pursuant to Article V hereof shall be deemed a return of money or other property paid or distributed in violation of the Act.  The payment of any such money or distribution of any such property to a Member shall be deemed to be a compromise within the meaning of the Act, and the Member receiving any such money or property shall not be required to return to any Person any such money or property.  However, if any court of competent jurisdiction holds that, notwithstanding the provisions of this Agreement, any Member is obligated to make any such payment, such obligation shall be the obligation of such Member and not of any Manager or other Member.

SECTION 4.7                 Indemnification by the Company.  Subject to the limitations and conditions provided in this Section 4.7, each Person who was or is made a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or arbitrative (hereinafter a “Proceeding”), or any appeal in such a Proceeding or any inquiry or investigation that could lead to such a Proceeding, by reason of the fact that he, she, or it, or a Person of which he, she or it is the legal representative, is or was a Unitholder, Officer or Manager shall be indemnified by the Company to the fullest extent permitted by applicable law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than said law permitted the Company to provide prior to such amendment) against all judgments, penalties (including excise and similar taxes and punitive damages), fines, settlements and reasonable expenses (including reasonable attorneys’ fees and expenses) (“Expenses”) actually incurred by such Person in connection with such Proceeding, appeal, inquiry or investigation if such Person acted in Good Faith, and indemnification under this Section 4.7 shall continue as to a Person who has ceased to serve in the capacity which initially entitled such Person to indemnity hereunder.  The Company shall advance Expenses incurred by or on behalf of such an indemnified Person within twenty (20) days after receipt by the Company from such Person of a statement requesting such advances from to time; provided such statement provides reasonable documentary evidence of such Expenses and provides a written undertaking by the indemnified Person to repay any and all advanced Expenses in the event such indemnified Person is ultimately determined to not be entitled to indemnification by the Company.  The Company may enter into agreements with its Managers to provide for indemnification consistent with the terms and conditions set forth in this Section. The Company will purchase and maintain director and officer liability insurance at appropriate levels of coverage as determined by the Board of Managers.  The rights granted pursuant to this Section 4.7 shall be deemed contract rights, and no amendment, modification or repeal of this Section 4.7 shall have the effect of limiting or denying any such rights with respect to actions taken or Proceedings, appeals, inquiries or investigations arising prior to any amendment, modification or repeal.  It is expressly acknowledged that the indemnification provided in this Section 4.7 could involve indemnification for negligence or under theories of strict liability.  “Good Faith” shall mean a Person having acted in good faith and in a manner such Person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to a criminal proceeding, having had no reasonable cause to believe such Person’s conduct was unlawful.

ARTICLE V.
CAPITAL CONTRIBUTIONS; ALLOCATIONS; DISTRIBUTIONS

SECTION 5.1                 Capital Contributions.  The initial Capital Accounts of the Preferred Unitholders and Class A Unitholders listed on Schedule A are as set forth in Exhibit I hereto.  The Class B Unitholders as of the date hereof are listed on Schedule B hereto.  The Class B Units have been issued to the Class B Unitholders in connection with a Restricted Unit Agreement and in accordance with such agreement, no Class B Unitholder is required to make a Capital Contribution in connection with the issuance of his or her Class B Units.  Except as set forth in Section 5.4(c), the Members shall not be required to make any additional Capital Contribution.

SECTION 5.2                 Capital Accounts.

(a)           Creation.  There shall be established for each Unitholder on the books of the Company a Capital Account which shall be increased or decreased in the manner set forth in this Agreement.

(b)           Negative Balance.  A Unitholder shall not have any obligation to the Company or to any other Unitholder to restore any negative balance in the Capital Account of such Unitholder.

SECTION 5.3                 Allocations of Net Income and Net Loss.

(a)           Timing and Amount of Allocations of Net Income and Net Loss.  Net Income and Net Loss of the Company shall be determined and allocated with respect to each fiscal year of the Company as of the end of each such year or as circumstances otherwise require or allow.  Subject to the other provisions of this Section 5.3, an allocation to a Unitholder of a share of Net Income or Net Loss shall be treated as an allocation of the same share of each item of income, gain, loss or deduction that is taken into account in computing Net Income or Net Loss.  For each fiscal year, the Regulatory Allocations in Section 5.3(c) hereof shall be made immediately prior to the general allocations of Section 5.3(b) hereof.

(b)           General Allocations.

(i)            Hypothetical Liquidation.  The items of income, expense, gain and loss of the Company comprising Net Income or Net Loss for a fiscal year shall be allocated among the Unitholders which were Unitholders during such fiscal year in a manner that will, as nearly as possible, cause the Capital Account balance of each Unitholder at the end of such fiscal year to equal the excess (which may be negative) of:

(A)          the hypothetical distribution (if any) that such Unitholder would receive if, on the last day of the fiscal year, (w) all Company assets, including cash, were sold for cash equal to their Gross Asset Values, taking into account any adjustments thereto for such fiscal year, (x) all Company liabilities were satisfied in cash according to their terms (limited, with respect to each nonrecourse liability, to the Gross Asset Value of the assets securing such liability) and (y) the net proceeds thereof (after satisfaction of such liabilities) were distributed in full pursuant to Section 6.2 hereof; over

(B)           the sum of (x) the amount, if any, which such Unitholder is obligated to contribute to the capital of the Company, (y) such Unitholder’s share of the Company Minimum Gain determined pursuant to Regulations Section 1.704-2(g), and (z) such Unitholder’s share of Member Minimum Gain determined pursuant to Regulations Section 1.704-2(i)(5), all computed immediately prior to the hypothetical sale described in Section 5.3(b)(i)(A) above.

For purposes of the foregoing hypothetical sale described in Section 5.3(b)(i)(A) above, all assets and liabilities of any entity that is wholly-owned by the Company and disregarded as an entity separate from the Company for federal income tax purposes shall be treated as assets and liabilities of the Company.

(ii)           Determination of Items Comprising Allocations.

(A)          In the event that the Company has Net Income for a fiscal year,

(1)           for any Unitholder as to whom the allocation pursuant to Section 5.3(b)(i) hereof would reduce its Capital Account, such allocation shall be comprised of a proportionate share of each of the

Company’s items of expense or loss entering into the computation of Net Income for such fiscal year; and

(2)           the allocation pursuant to Section 5.3(b)(i) hereof in respect of each Unitholder (other than a Unitholder referred to in Section 5.3(b)(ii)(A)(1) hereof) shall be comprised of a proportionate share of each Company item of income, gain, expense and loss entering into the computation of Net Income for such fiscal year (other than the portion of each Company item of expense and loss, if any, that is allocated pursuant to Section 5.3(b)(ii)(A)(1) hereof).

(B)           In the event that the Company has a Net Loss for a fiscal year,

(1)           for any Unitholder as to whom the allocation pursuant to Section 5.3(b)(i) hereof would increase its Capital Account, such allocation shall be comprised of a proportionate share of the Company’s items of income and gain entering into the computation of Net Loss for such fiscal year; and

(2)           the allocation pursuant to Section 5.3(b)(i) hereof in respect of each Unitholder (other than a Unitholder referred to in Section 5.3(b)(ii)(B)(1) hereof) shall be comprised of a proportionate share of each Company item of income, gain, expense and loss entering into the computation of Net Loss for such fiscal year (other than the portion of each Company item of income and gain, if any, that is allocated pursuant to Section 5.3(b)(ii)(B)(1) hereof).

(c)           Additional Allocation Provisions.  (i) Notwithstanding the foregoing provisions of this Section 5.3:

(A)          If there is a net decrease in Company Minimum Gain or Member Minimum Gain during any fiscal year, the Unitholders shall be allocated items of Company income and gain for such fiscal year (and, if necessary, for subsequent fiscal years) in accordance with Regulations Section 1.704-2(f) or 1.704-2(i)(4), as applicable.  It is intended that this Section 5.3(c)(i)(A) qualify and be construed as a “minimum gain chargeback” and a “chargeback of partner nonrecourse debt minimum gain” within the meaning of such Regulations, which shall be controlling in the event of a conflict between such Regulations and this Section 5.3(c)(i)(A).

(B)           Any Nonrecourse Deductions for any fiscal year shall be specially allocated to the holders of Class A Common Units and Preferred Units in accordance with the relative Economic Interest of each such Unitholder.  Any Member Nonrecourse Deductions for any fiscal year shall be specially allocated to the Unitholder(s) who bears the economic risk of loss with respect to the

Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable, in accordance with Regulations Section 1.704-2(i).

(C)           If any Unitholder unexpectedly receives an adjustment, allocation or distribution described in Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6), items of Company income and gain shall be allocated, in accordance with Regulations Section 1.704-1(b)(2)(ii)(d), to the Unitholder in an amount and manner sufficient to eliminate, to the extent required by such Regulations, the Adjusted Capital Account Deficit of the Unitholder as quickly as possible.  It is intended that this Section 5.3(c)(i)(C) qualify and be construed as a “qualified income offset” within the meaning of Regulations 1.704-1(b)(2)(ii)(d), which shall be controlling in the event of a conflict between such Regulations and this Section 5.3(c)(i)(C).

(D)          To the extent that an adjustment to the adjusted tax basis of any Company assets pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(2) or Regulations Section 1.704-l(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as the result of a distribution to a Member in complete liquidation of its Units, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such gain or loss shall be specially allocated to the Members in accordance with their interests in the Company in the event that Regulations Section 1.704-l(b)(2)(iv)(m)(2) applies, or to the Members to whom such distribution was made in the event that Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies.

(E)           The allocations set forth in Sections 5.3(c)(i)(A), (B), (C) and (D) (the “Regulatory Allocations”) are intended to comply with certain regulatory requirements, including the requirements of Regulations Sections 1.704-1(b) and 1.704-2.  Notwithstanding the provisions of Section 5.3(b), the Regulatory Allocations shall be taken into account in allocating other items of income, gain, loss and deduction among the Unitholders so that, to the extent possible, the net amount of such allocations of other items and the Regulatory Allocations to each Unitholder shall be equal to the net amount that would have been allocated to each such Unitholder if the Regulatory Allocations had not occurred.

(ii)           For any fiscal year during which a Unitholder’s interest in the Company is assigned by such Unitholder, the portion of the Net Income and Net Loss of the Company that is allocable in respect of such Unitholder’s interest shall be apportioned between the assignor and the assignee of such Unitholder’s interest using any permissible method under Code Section 706 and the Regulations thereunder, as determined by the Board of Managers.

(iii)          In the event that any amount claimed by the Company to constitute a deductible expense in any fiscal year is treated for federal income tax purposes as a distribution made to a Unitholder in its capacity as a partner of the Company and not a payment to a Unitholder not acting in its capacity as a partner under Code Section 707(a), then the Unitholder who is deemed to have received such distribution shall first be allocated an amount of Company gross income equal to such payment, its Capital Account shall be reduced to reflect the distribution, and for purposes of Section 5.3, Net Income and Net Loss shall be determined after making the allocation required by this Section 5.3(c)(iii).

(iv)          In the event that any amount claimed by the Company to constitute a distribution made to a Unitholder in its capacity as a partner of the Company for federal income tax purposes is treated for federal income tax purposes as a deductible expense of the Company for a payment to a Unitholder not acting in its capacity as a partner of the Company, then the Unitholder who is deemed to have received such payment shall first be allocated the Company expense item attributable to such payment, its Capital Account shall be reduced to reflect the allocation, and for purposes of Section 5.3, Net Income and Net Loss shall be determined after making the allocation required by this Section 5.3(c)(iv).

(d)           Required Tax Allocations.  All items of income, gain, loss, deduction and credit for federal income tax purposes shall be allocated to each Unitholder in the same manner as the Net Income or Net Loss (and each item of income, gain, loss and deduction related thereto) that is allocated to such Unitholder pursuant to Section 5.3(a), (b) and (c) to which such tax items relate; provided, however, that such tax allocations shall be made, and, for purposes of such tax allocation, all references to fiscal years shall be construed, in accordance with the requirements of Section 706 of the Code.  Notwithstanding the foregoing provisions of this Section 5.3, items of income, deduction, gain and loss with respect to Company assets reflected hereunder in the Members’ capital accounts and on the books of the Company at values that differ from the Company’s adjusted tax basis in such assets (any such difference a “book-tax difference”) shall be allocated among the Members so as to take account of those differences in a manner which will comply with Code Sections 704(b) and 704(c) and the Regulations promulgated thereunder.  The Company shall account for any book-tax difference using the “traditional” allocation method (within the meaning of Regulations Section 1.704-3); provided that the Company shall, at the discretion of the Board of Managers, make, or not make, “curative” or “remedial” allocations (within the meaning of Regulations Section 1.704-3) with respect to any book-tax difference existing on the date hereof.  Allocations pursuant to this Section 5.3(d) are solely for purposes of federal, state and local income taxes and shall not affect, or in any way be taken into account in computing, any Unitholder’s Capital Account or share of Net Income, Net Loss, other tax items or distributions pursuant to any provision of this Agreement.

(e)           Unitholders’ Tax Reporting.  The Unitholders acknowledge and are aware of the income tax consequences of the allocations made by this Section 5.3 and, except as may otherwise be required by applicable law or regulatory requirements, hereby agree to be bound by the provisions of Section 5.3 in reporting their shares of Company income, gain, loss, deductions, and credits for federal, state and local income tax purposes and each Unitholder agrees not to take a position in preparing a tax return that requires it to file a notice of inconsistent treatment under Code Section 6222(b).

(f)            Withholding.  Each Unitholder hereby authorizes the Company to withhold and to pay over any taxes payable by the Company or any of its Affiliates as a result of the participation by such Unitholder (or any Assignee of, or Successor in Interest to, such Unitholder) in the Company.  If and to the extent that the Company shall be required to withhold any taxes, such Unitholder shall be deemed for all purposes of this Agreement to have received a payment from the Company as of the time such withholding is required to be paid, which payment shall be deemed to be a distribution to such Unitholder under Section 5.4(a) or Section 6.2 to the extent that the Unitholder is entitled to receive a distribution and shall be taken into account in determining the amount of future distributions to such Unitholder.  To the extent that the aggregate of such payments to a Unitholder for any period exceeds the distributions to which such Unitholder is entitled for such period, the amount of such excess shall be considered a demand loan from the Company to such Unitholder, with interest at an interest rate of 9% compounded annually, which interest shall be treated as an item of Company income until discharged by such Unitholder by repayment, which may be made in the sole discretion of the Board of Managers out of distributions to which such Unitholder would otherwise be subsequently entitled.  The withholdings referred to in this Section 5.3 shall be made at the maximum applicable statutory rate under applicable tax law unless the Board of Managers receives documentation, satisfactory to the Board of Managers, to the effect that a lower rate is applicable, or that no withholding is applicable.

(g)           Other Provisions.

(i)            In the event that the Code or any Regulations require allocations of items of income, gain, loss, deduction or credit different from those set forth in this Section 5.3, the Tax Matters Member is hereby authorized to make new allocations in reliance on the Code and such Regulations, provided that if any such new allocation shall be proposed to be made in a manner that disproportionately adversely impacts any member, such member shall have the right to consent to such allocation (such consent not to be unreasonably withheld).  No such new allocation shall give rise to any claim or cause of action by any Unitholder.

(ii)           For purposes of determining a Unitholder’s proportional share of the Company’s “excess nonrecourse liabilities” within the meaning of Regulations Section 1.752-3(a)(3), each Unitholder’s interest in Net Income shall be such Member’s Economic Interest.

SECTION 5.4                 Distributions.

(a)           Priority.  Distributable Assets will be distributed (or set aside for the benefit of the applicable Unitholder in the discretion of the Board of Managers) as soon as reasonably practicable after such Distributable Assets become available to the Company, subject to Sections 5.4(b) and (c) as follows:

(i)            First, 100% of the Distributable Assets shall be distributed to the Preferred Unitholders pro rata in accordance with each such Preferred Unitholder’s Unreturned Capital until each such Preferred Unitholder’s Unreturned Capital has been reduced to zero;

(ii)           Second, after the required distributions pursuant to subparagraph (i) above, 100% of the Distributable Assets shall be distributed to the Preferred Unitholders, pro rata in accordance with the aggregate amount of such Preferred Unitholders’ Unpaid Preferred Return until each such Preferred Unitholder’s Unpaid Preferred Return has been reduced to zero; and

(iii)          Third, to the holders of the Common Units, pro rata, based on the number of vested Common Units held by such holder; provided, however, notwithstanding any provision herein to the contrary, Class B Unitholders subject to a Hurdle Amount will not be entitled to receive any distributions pursuant to this Section 5.4(a)(iii) unless and until the aggregate distributions by the Company in respect of all Units entitled to distributions under this Section 5.4 exceed the Hurdle Amount applicable to such Class B Common Units as set forth in the applicable Restricted Unit Agreement;

provided that, if the Distributable Assets being distributed consist of more than one kind of asset, all Distributable Assets consisting of cash must be distributed before any other kind of asset is distributed.

(b)           Successors.  For purposes of determining the amount of distributions under this Section 5.4, each Unitholder shall be treated as having received amounts received by its predecessors in respect of any of such Unitholder’s Units.

(c)           Tax Distributions.  (i)  Subject to the Act and to any restrictions contained in any agreement to which the Company is bound, including the Senior Debt Agreements, no later than the tenth day of each September, December, March and June, the Company shall, to the extent of available cash, (A) make a tax distribution to each Class B Unitholder in an amount equal to each such Class B Unitholder’s Tax Amount and (B) make a tax distribution to each Preferred Unitholder and Class A Unitholder, pro rata in accordance with their relative Economic Interests, such that each such Unitholder receives an amount at least equal to such Unitholder’s Tax Amount, it being understood that such distributions may cause certain Unitholders to receive a distribution hereunder in excess of such Unitholder’s Tax Amount.  If the Senior Debt Agreements restrict the Company from making distributions sufficient to fund the distributions under this Section 5.4(c), then, prior to the occurrence of any of the events listed in clauses (i), (ii) and (iii) of the immediately succeeding sentence, the distributions to HH pursuant to this Section 5.4(c) shall be increased, and the distributions pursuant to this Section 5.4(c) to the THL Holders shall be decreased, in an amount sufficient to ensure that HH receives an amount equal to its Tax Amount.  HH shall pay its Tax Distribution Differential to the THL Holders, without interest or yield, on the first to occur of (i) consummation of the Company’s initial Public Offering, (ii) the fourth anniversary of the date hereof, (iii) a Sale of the Company or a winding up of its affairs, or (iv) a distribution by the Company to HH under Section 5.4(a), provided that (x) in the instance described in clause (iv), the payment to the THL Holders on account of the Tax Distribution Differential shall not exceed the amount distributed by the Company to HH under Section 5.4(a), and (y) in the instances described in clauses (i) through (iii), HH shall pay the full amount of its Tax Distribution Differential to the THL Holders, less any amounts previously paid to the

THL Holders pursuant to clause (iv).  All distributions made to a Unitholder pursuant to this Section 5.4(c) on account of the taxable income allocated to such Unitholder shall be treated as advance distributions under Section 5.4(a) or Section 6.2 and shall be taken into account in determining the amount of future distributions to such Unitholder, and for purposes of determining the amount of distributions to be made to the Unitholders pursuant to Section 5.4(a) or Section 6.2, distributions made pursuant to this Section 5.4(c) shall be deemed made at such time as they offset distributions being made pursuant to Section 5.4(a) or Section 6.2; provided, however, that distributions which create or increase a Unitholder’s Tax distribution Differential shall not be treated as an advance on, and shall be disregarded for purposes of determining the amount of distributions to be made to the Unitholders pursuant to Section 5.4(a) or Section 6.2.

(ii)           For purposes of this Section 5.4(c), (A) “Tax Amount” means, with respect to each Unitholder, an amount that, when combined with all distributions to such Unitholder in the current and all preceding years, equals the product of (x) the excess, if any, of (1) the aggregate taxable income (as determined for federal income tax purposes) of the Company allocated to such Unitholder (including any guaranteed payments for services that are not actually received by the Unitholder in cash and after giving effect to any adjustments pursuant to Sections 734(b) or 743(b) of the Code) for such taxable year and all preceding taxable years, over (2) the aggregate taxable loss (as determined for federal income tax purposes) of the Company allocated to such Unitholder for all preceding taxable years, as determined for federal income tax purposes, and (y) the aggregate maximum federal, state and local marginal income tax rate applicable to corporations doing business in Iowa Falls, Iowa (taking into account the deductibility of state and local taxes for federal income tax purposes), and (B) “Tax Distribution Differential” for a Unitholder means the excess of (x) the amount actually distributed to such Unitholder under this Section 5.4(c) (disregarding any distributions made pursuant to this Section 5.4(c) to Class B Unitholders) over (y) the amount that would have been distributed to such Unitholder under this Section 5.4(c) (disregarding any distributions made pursuant to this Section 5.4(c) to Class B Unitholders) were all distributions actually made to such Unitholder based on such Unitholder’s pro rata share of Class A Common Units outstanding (giving appropriate effect to any changes in the number of Class A Common Units outstanding or held by such Unitholder).

SECTION 5.5                 Security Interest and Right of Set-Off.  As security for any withholding tax or other liability or obligation to which the Company may be subject as a result of any act or status of any Unitholder, or to which the Company may become subject with respect to the interest of any Unitholder, the Company shall have (and each Unitholder hereby grants to the Company) a security interest in all Distributable Assets distributable to such Unitholder to the extent of the amount of such withholding tax or other liability or obligation.  The Company shall have a right of setoff against such distributions of Distributable Assets in the amount of such withholding tax or other liability or obligation.  The Company may withhold distributions or portions thereof if it is required to do so by the Code or any other provision of federal, state or local tax or other law.  Any amount withheld pursuant to the Code or any other provision of federal, state or local tax or other law with respect to any distribution to a Unitholder shall be treated as an amount distributed to such Unitholder for all purposes under this Agreement.

ARTICLE VI.
WITHDRAWAL; DISSOLUTION; TRANSFER OF MEMBERSHIP INTERESTS; ADMISSION OF NEW MEMBERS

SECTION 6.1                 Unitholder Withdrawal.  No Unitholder shall have the power or right to withdraw or otherwise resign or be expelled from the Company prior to the dissolution and winding up of the Company except pursuant to a transfer permitted under this Agreement, the Securityholders Agreement or the Restricted Unit Agreements of all of such Unitholder’s Units to an Assignee, a Unitholder or the Company.  Notwithstanding anything to the contrary contained in the Act, in no event shall any Unitholder be deemed to have withdrawn from the Company or cease to be a Unitholder upon the occurrence of any of the events specified in this Agreement, or any events similar thereto, unless the Unitholder, after the occurrence of any such event, indicates in a written instrument that the Unitholder has so withdrawn.

SECTION 6.2                 Dissolution.

(a)           Events.  The Company shall be dissolved and its affairs shall be wound up on the first to occur of the following:

(i)            the vote of the Board of Managers;

(ii)           subject to the Securityholders Agreement, the written consent of the Class A Unitholders holding a majority of the outstanding Class A Common Units; and

(iii)          the entry of a decree of judicial dissolution of the Company under Section 18-802 of the Act.

Except as provided in this Agreement, the death, retirement, resignation, expulsion, incapacity, bankruptcy or dissolution of a Member, or the occurrence of any other event that terminates the continued membership of a Member in the Company, shall not cause a dissolution of the Company, and the Company shall continue in existence subject to the terms and conditions of this Agreement.

(b)           Actions Upon Dissolution.  When the Company is dissolved, the business and property of the Company shall be wound up and liquidated by the Board of Managers or, in the event of the unavailability of the Board of Managers, such Member or other liquidating trustee as shall be named by the Board of Managers.

(c)           Priority.  Within one hundred twenty (120) calendar days after the effective date of dissolution of the Company, whether by expiration of its full term or otherwise, the assets of the Company shall be distributed in the following manner and order:

(i)            All debts and obligations of the Company, if any, shall first be paid, discharged or provided for by adequate reserves; and

(ii)           The balance shall be distributed to the Unitholders in accordance with Section 5.4.

(d)           Cancellation of Certificate.  On completion of the distribution of Company assets as provided herein, the Company is terminated, and shall file a certificate of cancellation with the Secretary of State of the State of Delaware, cancel any other filings made and take such other actions as may be necessary to terminate the Company.

SECTION 6.3                 Transfer by Unitholders.  Subject to the provisions of the Securityholders Agreement, the Restricted Unit Agreements and this Agreement, a Unitholder may transfer or assign all or part of its interest as a Unitholder in the Company to any Person that agrees in writing to assume the responsibility of a Unitholder; provided, however, that Preferred Units or Class A Common Units may not be transferred separately.  If a Unitholder proposes to transfer Preferred Units or Class A Common Units, it shall also transfer a pro rata amount of the other class of interests, as the case may be.  Any Member who shall assign any Units in the Company shall cease to be a Member of the Company with respect to such Units and shall no longer have any rights or privileges of a Member with respect to such Units.  Any Member or Assignee who acquires in any manner whatsoever any Units, irrespective of whether such Person has accepted and adopted in writing the terms and provisions of this Agreement, shall be deemed by the acceptance of the benefits of the acquisition thereof to have agreed to be subject to and bound by all of the terms and conditions of this Agreement that any predecessor in such Units or other interest in the Company was subject to or by which such predecessor was bound.  No Member shall cease to be a Member upon the collateral assignment of, or the pledging or granting of a security interest in, its entire interest in the Company.  Notwithstanding anything to the contrary contained herein, no transfer shall be given effect unless the transferee delivers to the Company the representations set forth in Schedule C.

SECTION 6.4                 Admission or Substitution of New Members.

(a)           Admission.  The Board of Managers shall have the right, subject to Section 6.3, and subject to compliance with Section 6.1 of the Securityholders Agreement, to admit as a Substitute Member or an Additional Member, any Person who acquires an interest in the Company, or any part thereof, from a Member or from the Company; provided that, the Board of Managers shall admit as a Substitute Member, subject to Section 6.4(b), any transferee who acquires an interest in the Company pursuant to an Exempt Transfer (as such term is defined in the Securityholders Agreement).  Concurrently with the admission of a Substitute Member or an Additional Member, the Board of Managers shall forthwith cause any necessary papers to be filed and recorded and notice to be given wherever and to the extent required showing the substitution of a transferee as a Substitute Member in place of the transferring Member, or the admission of an Additional Member, all at the expense, including payment of any professional and filing fees incurred, of the Substitute Member or the Additional Member.

(b)           Conditions.  The admission of any Person as a Substitute or Additional Member shall be conditioned upon (i) such Person’s written acceptance and adoption of all the terms and provisions of this Agreement, either by (X) execution and delivery of a counterpart signature page to this Agreement countersigned by a Manager on behalf of the Company or (Y) any other writing evidencing the intent of such Person to become a Substitute Member or Additional Member and such writing is accepted by the Board of Managers on behalf of the Company and (ii) if required by the Securityholders Agreement (at the request of the Board of Managers), such Person’s execution and delivery of a counterpart to the Securityholders

Agreement if such Person is a Preferred Unitholder or a Class A Unitholder and the execution and delivery of a counterpart to the applicable Restricted Unit Agreement if such Person is a Class B Unitholder.

SECTION 6.5                 Compliance with Law.  Notwithstanding any provision hereof to the contrary, no sale or other disposition of an interest in the Company may be made except in compliance with all federal, state and other applicable laws, including federal and state securities laws.  Nothing in this Section 6.5 shall be construed to limit or otherwise affect any of the provisions of the Securityholders Agreement or the Restricted Unit Agreements, and to the extent any such provisions apply, they are then to be construed as being incorporated in this Agreement and made a part hereof.

ARTICLE VII.
REPORTS TO MEMBERS; TAX MATTERS

SECTION 7.1                 Books of Account.  Appropriate books of account shall be kept by the Board of Managers, in accordance with generally accepted accounting principles, at the principal place of business of the Company, and each Member shall have access to all books, records and accounts of the Company and the right to make copies thereof for any purpose reasonably related to the Member’s interest as a member of the Company, in each case, under such conditions and restrictions as the Board of Managers may reasonably prescribe.

SECTION 7.2                 Reports.

(a)           Financial Statements.  As promptly as practicable after the close of each fiscal year of the Company, the Board of Managers shall cause an examination of the financial statements of the Company as of the end of each such fiscal year to be made in accordance with generally accepted auditing standards as in effect on the date thereof, by a firm of certified public accountants selected by the Board of Managers.  Within 120 days after the close of each fiscal year, a copy of the financial statements of the Company, including the report of such certified public accountants, shall be furnished to each Unitholder holding more than one percent (1%) of the outstanding Units, and shall include, as of the end of such fiscal year:

(i)            a statement prepared by the Company setting forth the balance of each Unitholder’s Capital Account and the amount of that Unitholder’s allocable share of the Company’s items of Net Income or Net Loss and deduction, capital gain and loss or credit for such year; and

(ii)           a balance sheet, a statement of income and expense and a statement of changes in cash flows of the Company for that fiscal year.

In addition, within sixty (60) days after the close of each taxable year, the Unitholders shall be supplied with all other Company information necessary to enable each Unitholder to prepare its federal, state, and local income tax returns, which information shall include a Schedule K-1.

(b)           Determinations.  All determinations, valuations and other matters of judgment required to be made for accounting purposes under this Agreement shall be made in good faith by the Board of Managers and shall be conclusive and binding on all Unitholders, their Successors in Interest and any other Person, and to the fullest extent permitted by law, no such Person shall have the right to an accounting or an appraisal of the assets of the Company or any successor thereto.

SECTION 7.3                 Fiscal Year.  The fiscal year of the Company shall end on December 31 of each calendar year unless otherwise determined by the Board of Managers in accordance with Section 706 of the Code.

SECTION 7.4                 Certain Tax Matters.

(a)           Preparation of Returns.  The Board of Managers shall cause to be prepared all federal, state and local tax returns of the Company for each year for which such returns are required to be filed and shall cause such returns to be timely filed.  The Board of Managers shall determine the appropriate treatment of each item of income, gain, loss, deduction and credit of the Company and the accounting methods and conventions under the tax laws of the United States, the several states and other relevant jurisdictions as to the treatment of any such item or any other method or procedure related to the preparation of such tax returns.  The Board of Managers may cause the Company to make or refrain from making any and all elections permitted by such tax laws.  Each Unitholder agrees that it shall not, except as otherwise required by applicable law or regulatory requirements, (i) treat, on its individual income tax returns, any item of income, gain, loss, deduction or credit relating to its interest in the Company in a manner inconsistent with the treatment of such item by the Company as reflected on the Form K-1 or other information statement furnished by the Company to such Unitholder for use in preparing its income tax returns or (ii) file any claim for refund relating to any such item based on, or which would result in, such inconsistent treatment.  In respect of an income tax audit of any tax return of the Company, the filing of any amended return or claim for refund in connection with any item of income, gain, loss, deduction or credit reflected on any tax return of the Company, or any administrative or judicial proceedings arising out of or in connection with any such audit, amended return, claim for refund or denial of such claim, (A) the Tax Matters Member (as defined below) shall be authorized to act for, and its decision shall be final and binding upon, the Company and all Unitholders except to the extent a Unitholder shall properly elect to be excluded from such proceeding pursuant to the Code, (B) all expenses incurred by the Tax Matters Member in connection therewith (including attorneys’, accountants’ and other experts’ fees and disbursements) shall be expenses of, and payable by, the Company, (C) no Unitholder shall have the right to (1) participate in the audit of any Company tax return, (2) file any amended return or claim for refund in connection with any item of income, gain, loss, deduction or credit (other than items which are not partnership items within the meaning of Section 6231(a)(4) of the Code or which cease to be partnership items under Section 6231(b) of the Code) reflected on any tax return of the Company, (3) participate in any administrative or judicial proceedings conducted by the Company or the Tax Matters Member arising out of or in connection with any such audit, amended return, claim for refund or denial of such claim, or (4) appeal, challenge or otherwise protest any adverse findings in any such audit conducted by the Company or the Tax Matters Member or with respect to any such amended return or claim for refund filed by the Company or the Tax Matters Member or in any such administrative or judicial proceedings conducted by the Company or the Tax Matters Member and (D) the Tax Matters Member shall keep the Unitholders reasonably apprised of the status of any such proceeding.  Notwithstanding the previous sentence, if a petition for a readjustment to any partnership item included in a final partnership administrative adjustment is filed with a District Court or the Court of Claims and the Internal Revenue Service has elected to assess income tax against a Member with respect to that final partnership administrative adjustment (rather than suspending assessments until the District Court or Court of Claims proceedings become final), such Member shall be permitted to file a claim for refund within such period of time to avoid application of any statute of limitation provisions which would otherwise prevent the Member from having any claim based on the final outcome of that review.

(b)           Tax Matters Member.  The Company and each Member hereby designate THL Hawkeye Acquisition Partners as the “tax matters partner” for purposes of Section 6231(a)(7) of the Code (the “Tax Matters Member”).

(c)           Certain Filings.  Upon the sale of the Company assets or a liquidation of the Company, Unitholders shall provide the Board of Managers with certain tax filings as reasonably requested by the Board of Managers and required under applicable law.

ARTICLE VIII.
MISCELLANEOUS

SECTION 8.1                 Schedules.  Without in any way limiting the provisions of Section 7.2, a Manager may from time to time execute on behalf of the Company and deliver to the Unitholders schedules which set forth the then current Capital Account balances of each Unitholder and any other matters deemed appropriate by the Board of Managers or required by applicable law.  Such schedules shall be for information purposes only and shall not be deemed to be part of this Agreement for any purpose whatsoever.

SECTION 8.2                 Governing Law.  THIS AGREEMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE, EXCLUDING ANY CONFLICT-OF-LAWS RULE OR PRINCIPLE THAT MIGHT REFER THE GOVERNANCE OR THE CONSTRUCTION OF THIS AGREEMENT TO THE LAW OF ANOTHER JURISDICTION.  In the event of a direct conflict between the provisions of this Agreement and any provision of the Certificate or any mandatory provision of the Act, the applicable provision of the Certificate or the Act shall control.  If any provision of this Agreement or the application thereof to any Person or circumstance is held invalid or unenforceable to any extent, the remainder of this Agreement and the application of that provision to other Persons or circumstances is not affected thereby and that provision shall be enforced to the greatest extent permitted by law.

SECTION 8.3                 Successors and Assigns.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective Successors in Interest; provided that no Person claiming by, through or under a Member (whether as such Member’s Successor in Interest or otherwise), as distinct from such Member itself, shall have any rights as, or in respect to, a Member (including the right to approve or vote on any matter or to notice thereof).

SECTION 8.4                 Confidentiality.  By executing this Agreement, for three years from the receipt thereof, each Member expressly agrees to maintain the confidentiality of,

and not to disclose to any Person other than the Company, another Member or a Person designated by the Company or any of their respective financial planners, accountants, attorneys or other advisors, any information relating to the business, financial structure, financial position or financial results, clients or affairs of the Company that shall not be generally known to the public, except (i) as otherwise required by law or by any regulatory or self-regulatory organization having jurisdiction, (ii) in the case of any Member who is employed by any entity controlled by the Company in the ordinary course of its duties, or (iii) the delivery by a Member to its partners, stockholders or members, provided that such parties are bound by these confidentiality provisions.

SECTION 8.5                 Amendments.  Except as otherwise provided herein, no modification, amendment or waiver of any provision of this Agreement shall be effective against the Company or the Members unless such modification, amendment or waiver is approved in writing by each of (i) the Company, (ii) the THL Holders holding a majority of the Class A Common Units held by all THL Holders, and (iii) HH; provided, that, if HH has made a distribution in kind to its members as permitted by Section 3.1 of the Securityholders Agreement, the consent of holders of a majority of the Class A Common Units held by the HH Members (as defined in the Securityholders Agreement) shall be required for any amendment; provided further, however, that if any modification, amendment or waiver adversely affects the rights of the Class B Unitholders, the consent of the holders of a majority of the Class B Common Units also shall be required for such modification, amendment or waiver.  The failure of any party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.  Notwithstanding the foregoing, any amendment or modification that adversely affects any Member of a class of Members and such modification is not applicable to all Members of such class of Members, such affected Member must approve such amendment or modification; provided that, no such amendment shall adversely affect the relationship among the Preferred Units, Class A Common Units and Class B Common Units as set forth herein unless such amendment has been approved by the Preferred Unitholders holding a majority of the Preferred Units, Class A Unitholders holding a majority of the Class A Common Units and by the Class B Unitholders holding a majority of the Class B Common Units, as the case may be.

SECTION 8.6                 Notices.  Whenever notice is required or permitted by this Agreement to be given, such notice shall be in writing and shall be given to any Unitholder at its address or telecopy number shown in the Company’s books and records, or, if given to the Company, at the following address:

Hawkeye Intermediate, LLC

c/o Hawkeye Renewables, LLC
21050 140th Street
Iowa Falls, IA 50126
Attention:  Chief Executive Officer

Telecopy:  (641) 648-8925

with copies to:

c/o Thomas H. Lee Partners, L.P.
100 Federal Street
Boston, MA 02110
Attention:  Scott Sperling
Attention:  Thomas Hagerty
Attention:  Soren Oberg
Telecopy:  (617) 227-3514

and

Weil, Gotshal & Manges LLP
100 Federal Street
Boston, MA 02110
Attention:  James Westra, Esq.

                 Marilyn French, Esq.
Telecopy:  (617) 772-8333

Each proper notice shall be effective upon any of the following: (i) personal delivery to the recipient, (ii) when telecopied to the recipient (with hard copy sent to the recipient by reputable overnight courier service that same day or the next business day (charges prepaid)), (iii) one business day after being sent to the recipient by reputable overnight courier service (charges prepaid) or (iv) two business days after being deposited in the mails (first class or airmail postage prepaid).

SECTION 8.7                 Counterparts.  This Agreement may be executed in any number of counterparts (including by means of telecopied signature pages), all of which together shall constitute a single instrument.

SECTION 8.8                 Power of Attorney.  Each Member hereby irrevocably appoints each Manager as such Member’s true and lawful representative and attorney-in-fact, each acting alone, in such Member’s name, place and stead, (i) to make, execute, sign and file all instruments, documents and certificates which, from time to time, may be required to set forth any otherwise approved amendment to this Agreement or which may be required by this Agreement or by the laws of the United States of America, the State of Delaware or any other state in which the Company shall determine to do business, or any political subdivision or agency thereof and (ii) to execute, implement and continue the valid and subsisting existence of the Company or to qualify and continue the Company as a foreign limited liability company in all jurisdictions in which the Company may conduct business.  The chief executive officer, as representative and attorney-in-fact, however, shall not have any rights, powers or authority to amend or modify this Agreement when acting in such capacity, except as expressly provided herein.  Such power of attorney is coupled with an interest and shall survive and continue in full force and effect notwithstanding the subsequent withdrawal from the Company of any Member for any reason and shall survive and shall not be affected by the disability or incapacity of such Member.

SECTION 8.9                 Entire Agreement.  This Agreement amends, restates and supersedes in its entirety the Initial Amended Agreement.  This Agreement and the other documents and agreements referred to herein or entered into concurrently herewith embody the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein; provided that, such other agreements and documents shall not be deemed to be a part of, a modification of or an amendment to this Agreement.  There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein.  This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter, including, without limitation, the Original Agreement and the Initial Amended Agreement.

SECTION 8.10               Section Titles.  Section titles and headings are for descriptive purposes only and shall not control or alter the meaning of this Agreement as set forth in the text hereof.

*****

IN WITNESS WHEREOF, the parties have executed this Second Amended and Restated Limited Liability Company Agreement as of the day and year first above written.

HAWKEYE INTERMEDIATE, LLC

By:	/s/ Bruce Rastetter
Name: Bruce Rastetter
Title: Chief Executive Officer

MEMBERS:

THL HAWKEYE ACQUISITION PARTNERS

By: THL Equity Advisors VI, LLC, its General Partner

By:	/s/ Soren L. Oberg
Name: Soren L. Oberg
Title: Managing Director

THL HAWKEYE ACQUISITION PARTNERS II

By: THL Equity Advisors VI, LLC, its General Partner

By:	/s/ Soren L. Oberg
Name: Soren L. Oberg
Title: Managing Director

Signature Page to

Hawkeye Intermediate, LLC Second Amended and Restated LLC Agreement

THL HAWKEYE ACQUISITION PARTNERS III

By: THL Equity Advisors VI, LLC, its General Partner

By:	/s/ Soren L. Oberg
Name: Soren L. Oberg
Title: Managing Director

HAWKEYE HOLDINGS, L.L.C.

By:	/s/ Bruce Rastetter
Name: Bruce Rastetter
Title: Chief Executive Officer

/s/ Robert Kaplan
Robert Kaplan

/s/ Andrew Leitch
Andrew Leitch

/s/ Bruce Rastetter
Bruce Rastetter

/s/ J.D. Schlieman
J.D. Schlieman

/s/ Timothy Callahan
Timothy Callahan

Signature Page to

Hawkeye Intermediate, LLC Second Amended and Restated LLC Agreement

SCHEDULE A

PREFERRED UNITHOLDERS AND CLASS A UNITHOLDERS

Unit Holder	Preferred Units Held	Class A Units Held
THL Hawkeye Acquisition Partners	166,791,240	18,532,360
THL Hawkeye Acquisition Partners II	92,529,360	10,281,040
THL Hawkeye Acquisition Partners III	17,879,400	1,986,600
Hawkeye Holdings, L.L.C.	70,200,000	7,800,000
Mission Enterprises, LLC	3,600,000	400,000

SCHEDULE B

CLASS B UNITHOLDERS

Unit Holder	Class B Units Held
Robert Kaplan	5,000
Andrew Leitch	5,000
Bruce Rastetter	1,083,333
J.D. Schlieman	1,083,333
Timothy Callahan	650,000

SCHEDULE C

TRANSFEREE TAX REPRESENTATIONS

•              The transferee is, and will at all times continue to be, the sole beneficial owner of the interest to be registered in its name;

•              such transferee is not a trust, estate, partnership or “S corporation” for federal income tax purposes;

•              such transferee did not purchase, and will not sell, its interest through (a) a national, foreign, regional, local or other Securities exchange, (b) PORTAL or (c) over-the-counter market (including an interdealer quotation system that regularly disseminates firm buy or sell quotations by identified brokers or dealers by electronic means or otherwise);

•              such transferee did not purchase, and will not sell, its interest from, to or through (a) a person, such as a broker or dealer, that makes a market in, or regularly quotes prices for, the Interest or (b) a person that regularly makes available to the public (including customers or subscribers) bid or offer quotes with respect to the Interest and stands ready to effect, buy or sell transactions at the quoted prices for itself or on behalf of others; and

•              such transferee will only sell its interest to a buyer who provides the representations similar to these.

*   *   *

The representations set forth above are intended to ensure that the Company will not be treated as a corporation for federal income tax purposes as a result of any transfer.  The Board of Managers shall waive representations set forth above on the advice of counsel that the transfer of an interest to such transferee will not cause the Company to be treated as a corporation for federal income tax purposes. These representations may from time to time be revised by the Board of Managers on the advice of counsel to the extent necessary to ensure that a transfer will not cause the Company to be treated as a corporation for federal income tax purposes.  Notwithstanding anything to the contrary, none of the following transferees shall be required to make the representations set forth above:  (i) in the case of a Member that is a natural person, (A) any person to which Units are transferred upon the Member’s death, incapacity or otherwise by operation of law, judgment or decree, or (B) any member of such person’s Family Group (as defined below), or (ii) any distributions in kind by HH to its members and distributions in kind by such members to their respective shareholders, partners, or members).  “Family Group” means, with respect to any individual, such individual’s spouse, parents, siblings and descendants (whether natural or adopted) and any trust, partnership, limited liability company or similar vehicle established and maintained solely for the benefit of (or the sole members or partners of which are) such individual, such individual’s spouse and/or such individual’s parents, siblings and descendants.

SCHEDULE D

NOTICE ADDRESSES OF CURRENT MANAGERS

THL Managers	Address

Scott Sperling Thomas Hagerty Soren Oberg Joshua Nelson	c/o Thomas H. Lee Partners, L.P. 100 Federal Street Boston, MA 02110 Telephone: (617) 227-1050 Telecopy: (617) 227-3514

HH Manager

Andrew M. Leitch	410 South Granados Ave. Solana Beach, CA 92075 Telephone: (858) 350-4424 Telecopy: (858) 350-4422

Independent Managers

Robert Kaplan	21 East 90th Street, Apt. 12A New York, NY 10128

Chief Executive Officer

Bruce Rastetter	c/o Hawkeye Renewables, LLC 21050 140th Street Iowa Falls, IA 50126 Telecopy: (641) 648-8925

EXHIBIT I

INITIAL CAPITAL ACCOUNTS

Member	Preferred Units Capital Contribution	Class A Units Capital Contribution
THL Hawkeye Acquisition Partners	168,957,360	18,773,040
THL Hawkeye Acquisition Partners II	93,731,040	10,414,560
THL Hawkeye Acquisition Partners III	18,111,600	2,012,400
Hawkeye Holdings, L.L.C.	70,200,000	7,800,000